Exhibit j

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

Salomon Funds Trust:

We consent to the use of our report, incorporated herein by reference, dated February 22, 2006, for Salomon Brothers California Tax Free Bond Fund, Salomon Brothers Mid Cap Fund, Salomon Brothers National Tax Free Bond Fund and Salomon Brothers New York Tax Free Bond Fund, each a series of Salomon Funds Trust, as of December 31, 2005 and to the references to our firm under the headings “Financial highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

April 24, 2006